UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM SD

Specialized Disclosure Report

THE COOPER COMPANIES, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	1-8597 (Commission File Number)	94-2657368 (I.R.S. Employer Identification No.)
6101 Bollinger Canyon Road, Suite 500
San Ramon, California 94583
(Address of principal executive offices) (Zip Code)

Nicholas S. Khadder (925) 460-3600
(Name and telephone number, including area code, of the person to contact in connection with this report.)

Check the appropriate box to indicate the rule pursuant to which this form is being filed, and provide the period to which the information in this form applies:
☒    Rule 13p-1 under the Securities Exchange Act (17 CFR 240.13p-1) for the reporting period from January 1 to December 31, 2023.

SECTION 1.    CONFLICT MINERALS DISCLOSURE

Item 1.01 and 1.02    Conflict Minerals Disclosure and Report; Exhibit

A copy of the Conflict Minerals Report for The Cooper Companies, Inc. for the period January 1, 2023 to December 31, 2023 is provided as Exhibit 1.01 hereto and is also publicly available at: investor.coopercos.com/corporate-governance.
The content of any website referred to in this Form SD, including any exhibit hereto, is included for general information only and is not incorporated by reference into this Form SD.

SECTION 2.    RESOURCE EXTRACTION ISSUER DISCLOSURE
Item 2.01    Resource Extraction Issuer Disclosure and Report

Not applicable.

SECTION 3.     EXHIBITS
Item 3.01     Exhibits

Exhibit No.	Document Description
1.01	Conflict Minerals Report for The Cooper Companies, Inc. for reporting period ending December 31, 2023

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE COOPER COMPANIES, INC.

By:     /s/ Nicholas S. Khadder
    Nicholas S. Khadder
    General Counsel & Corporate Secretary

Date: May 31, 2024